Exhibit 99.1

AMRI Announces First Quarter 2010 Results

ALBANY, N.Y.--(BUSINESS WIRE)--May 5, 2010--AMRI (NASDAQ: AMRI) today reported financial and operating results for the first quarter ended March 31, 2010.

Financial and operational highlights for the quarter include:

  Discovery Services contract revenue up 7% from first quarter 2009 levels
  Completion of the acquisition of Excelsyn Ltd. in U.K. to expand geographic service offering in our Development and Large Scale business components

First Quarter 2010 Results

Total revenue for the first quarter of 2010 was $49.3 million, a decrease of 9% compared to total revenue of $54.0 million reported in the first quarter of 2009.

Total contract revenue for the first quarter of 2010 was $38.9 million, a decrease of 10% compared to total contract revenue of $43.2 million reported in 2009. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

  Discovery Services contract revenue for the first quarter was $12.3 million, an increase of 7% from $11.6 million in 2009
  Development/Small Scale Manufacturing contract revenue for the first quarter was $8.7 million, a decrease of 21% from $10.9 million in 2009
  Large Scale Manufacturing contract revenue for the first quarter was $17.9 million, a decrease of 14% from $20.7 million in 2009

Recurring royalties in the first quarter of 2010 were $10.4 million, a decrease of 3% compared to recurring royalties of $10.8 million reported in 2009. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as certain generic forms of Allegra®, for patents relating to the active ingredient in Allegra®.

Net income under U.S. GAAP was $0.1 million, or $0.00 per diluted share, in the first quarter of 2010 which includes the impact of $0.9 million in costs related to our acquisition of Excelsyn, Ltd., or $0.02 per diluted share. Excluding this item, net income on an adjusted basis in the first quarter of 2010 was $0.6 million, or $0.02 per diluted share.

The costs related to the acquisition of Excelsyn include legal and other professional fees and other costs directly related to the acquisition.

For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share for the 2010 reporting period, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D'Ambra said, “As we end the first quarter of 2010, the growth we continue to experience in our Discovery Services segment, and in particular, our locations in Singapore, India and Hungary, supports our position to remain cautiously optimistic. We are proceeding with our previously communicated plans to hire additional scientific talent at these locations. Our two recently announced collaborations, with Navigen Pharmaceuticals and CHDI Foundation, are indications of an increased demand for our integrated drug discovery services platform spanning both chemistry and biology services.”

Dr. D’Ambra continued, “As we enter the second quarter, integration efforts for our new location in the United Kingdom are well underway and we continue to be excited about the prospects for this new part of our service offering.”

Liquidity and Capital Resources

At March 31, 2010, AMRI had cash, cash equivalents and marketable securities of $84.7 million, compared to $111.1 million at December 31, 2009.

The decrease of $26.3 million in cash, cash equivalents and marketable securities in the first quarter of 2010 was due to the purchase of Excelsyn Ltd. for approximately $19.4 million, including acquisition costs of $0.9 million, and $6.2 million in cash used for operations.

Total debt at March 31, 2010 was $13.5 million, unchanged from December 31, 2009. Cash, cash equivalents, and marketable securities, net of debt, were $71.2 million at March 31, 2010. Total common shares outstanding, net of treasury shares, were 31,808,241 at March 31, 2010.

2010 Financial Guidance Update

AMRI Chief Financial Officer Mark T. Frost provided contract revenue and EPS guidance for the second quarter and the full year 2010. “In the second quarter, we expect contract revenue to range from $39 million to $43 million, an increase of up to 11% from second quarter 2009 levels. For the full year 2010, we expect contract revenue to range from $167 million to $177 million, an increase of up to 13% versus 2009.”

Mr. Frost continued, “With regard to our royalty revenues from worldwide sales of Allegra® and certain generic forms of Allegra®, we expect second quarter royalties of approximately $7 million to $8 million and expect full year 2010 royalties of approximately $28 million to $30 million. For the second quarter, we expect EPS to range from $(0.03) to $(0.07). For the full year we expect EPS to range from $0.00 to $(0.06).”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

  The acquisition of Excelsyn Ltd., a well recognized leader in providing chemical development and manufacturing services to the pharmaceutical industry in Europe, located in North Wales, U.K., immediately expanding the company’s products and services, geographic footprint and market share in Europe.

  The filing of a preliminary injunction, along with sanofi-aventis U.S. LLC, in the United States District Court for the District of New Jersey seeking to enjoin Dr. Reddy’s Laboratories, Ltd. and Dr. Reddy’s Laboratories, Inc. (Dr. Reddy’s) from the commercial distribution of generic versions of Allegra-D® 24 Hour (fexofenadine HCl 180 mg and pseudoephedrine HCl 240 mg) Extended-Release Tablets in the U.S.
  The initiation of a research collaboration with Navigen Pharmaceuticals, Inc. focused on the development of new drug therapies deploying AMRI’s fully integrated drug discovery services including assay development, screening, in vitro ADMET, computer- aided drug discovery (CADD) and medicinal chemistry.
  The five year extension and expansion of an ongoing research collaboration with CHDI Foundation, Inc. (CHDI) focused on the discovery of new therapeutic agents for the treatment of Huntington’s disease (HD) further deploying AMRI’s integrated biology and chemistry capabilities.
  The certification of specific AMRI high potency research laboratories and GMP-manufacturing facilities in Rensselaer, New York for the safe handling of potent active pharmaceutical ingredients (APIs) by SafeBridge® Consultants, Inc.
  The successful outcome of a FDA inspection of the company’s U.S. manufacturing facility in April 2010 with no issuance of a Form 483.

First Quarter Conference Call

The company will hold a conference call at 10:00 a.m. EDT on Wednesday, May 5, 2010 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public.

The conference call can be accessed by dialing 888-503-8163 (domestic calls) or 719-325-2405 (international calls) at 9:45 a.m. EDT and entering passcode 2479594. The webcast will be available live via the Internet and can be accessed on the company's website at www.amriglobal.com. Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company's website at www.amriglobal.com/investor_relations/.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue and earnings per share for the second quarter and full year 2010, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2010 Financial Guidance Update” regarding the strength of the company's business and prospects, statements concerning our expectations relating to our recent research collaborations, and statements concerning the company's momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development, including softness in these markets, sales of Allegra® and the impact of the "at-risk" launch of generic Allegra® on the company's receipt of significant royalties under the Allegra® license agreement, the risk of an “at-risk” launch of generic Allegra-D® and the impact of that on the company’s receipt of significant royalties under the Allegra® license agreement, the risk that Allegra® may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra®, the success of the company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission on March 12, 2010, and the company's other SEC filings. Revenue and other earnings related guidance offered by senior management today represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of net income and earnings per diluted share adjusted to exclude certain acquisition related adjustments in the 2010 period. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income from operations, net income or earnings per diluted share prepared in accordance with U.S. GAAP.

Albany Molecular Research, Inc. Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended
(Dollars in thousands, except for per share data)	March 31, 2010	March 31, 2009

Contract revenue	$38,892	$43,244
Recurring royalties	10,439	10,786
Total revenue	49,331	54,030

Cost of contract revenue	34,761	36,643
Technology incentive award	1,043	1,105
Research and development	2,763	3,385
Selling, general and administrative	10,639	10,302
Total operating expenses	49,206	51,435

Income from operations	125	2,595

Interest income, net	43	111
Other (loss) income, net	(88)	328

Income before income tax expense	80	3,034

Income tax expense	14	1,092

Net income	$66	$1,942

Basic earnings per share	$0.00	$0.06

Diluted earnings per share	$0.00	$0.06

Albany Molecular Research, Inc. Selected Consolidated Balance Sheet Data (unaudited)

	March 31,	December 31,
(Dollars in thousands, except for per share data)	2010	2009

Cash, cash equivalents and investment securities	$84,735	$111,058
Accounts receivable, net	29,165	23,616
Royalty income receivable	9,800	7,101
Inventory	26,403	25,143
Total current assets	164,893	180,464
Property and equipment, net	178,517	166,746
Total assets	375,016	373,692

Total current liabilities	32,132	30,734
Long-term debt, excluding current installments	13,212	13,212
Total liabilities	60,123	59,079
Total stockholders’ equity	314,893	314,613
Total liabilities and stockholders’ equity	375,016	373,692

Table 1: Reconciliation of first quarter 2010 and 2009 reported income from operations, net income and earnings per diluted share to adjusted net income and adjusted earnings per share:

Table 1
(Dollars in thousands, except for per share data)
Non-GAAP Measures

	First	First
	Quarter	Quarter
	2010	2009
Income from operations, as reported	$125	$2,595
Business acquisition costs	857	-
Income from operations, as adjusted	$982	$2,595

Net income, as reported	$66	$1,942
Business acquisition costs, net of tax	575	-
Net income, as adjusted	$641	$1,942

Earnings per diluted share, as reported	$0.00	$0.06
Business acquisition costs, net of tax	0.02	-
Earnings per diluted share, as adjusted	$0.02	$0.06

CONTACT:
Media:
AMRI Corporate Communications
Andrea Schulz, 518-512-2226
or
Investors:
AMRI Director of Investor Relations
Peter Jerome, 518-512-2220